EXHIBIT 10.3

July 16, 2021

Dear Bill:

This letter confirms the terms and conditions of your voluntary resignation of employment with Arcus Biosciences, Inc. (the “Company”), as well as the benefits the Company will provide to you in exchange for your consent to be bound by the terms of this letter agreement (“Agreement”).

1.Separation.  Your last day of work with the Company and your employment termination date will be July 26, 2021 (the “Separation Date”).  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

2.Separation Benefits. Although the Company is not required to provide you any separation benefits, if you timely sign this Agreement, allow the releases set forth herein to become effective and comply with your obligations under this Agreement, then the Company will provide you with the following benefits (the “Separation Benefits”):

(a)Consulting Services. Beginning on your Separation Date and for a period of three (3) months (the “Consulting Period”), you will use your best efforts to provide consulting services within your area of expertise and experience (the “Consulting Services”), as requested by and solely at the direction of the Company’s Chief Executive Officer. You agree to exercise the highest degree of professionalism and utilize your expertise and creative talents in performing these services. During the Consulting Period, you shall abide by the Company’s applicable policies and procedures.

(b)Equity Awards. Since your service as an employee and a consultant will be continuous, your termination of employment will not constitute a termination of service for purposes of the Company’s 2018 Equity Incentive Plan (the “Plan”).  Thus, vesting of your outstanding stock options and RSUs will not cease as of the Separation Date and will continue for the duration of the Consulting Period. Furthermore, the Company will extend your post-termination option exercise period, during which you may continue to exercise any vested options, until July 1, 2022.  In all other respects, your equity awards shall continue to be governed by their respective grant notices, stock option agreement, RSU agreement and the Plan.

(c)Limitations on Authority. During the Consulting Period, you will have no responsibilities or authority as a consultant to the Company other than as provided above. You will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, except with the prior written authorization of an officer of the Company. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party unless authorized in advance by the Company, in writing, to do so.

(d)Proprietary Information and Inventions. You agree that, during the Consulting Period and thereafter, you will not use or disclose, in any manner that is not authorized by the Company or essential to your performance of specifically requested Consulting Services, any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing the Consulting Services. Any and all work product you create in the course of performing the Consulting Services will be the sole and exclusive property of the Company. As set forth in your Proprietary Information and Inventions Agreement with the Company, and subject to the limitations set forth herein, you hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing the Consulting Services. You further acknowledge and reaffirm your continuing obligations, both during the Consulting Period and thereafter (as applicable), under the Proprietary Information and Inventions Agreement entered into between you and the Company, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

(e)Termination of Consulting Period. Without waiving any other rights or remedies, the Company may, at any time and for any reason upon written notice to you, immediately terminate (i) the Consulting Period, in which event, vesting of your Equity Awards shall immediately cease as of the date of termination and/or (ii) the extension of your post-termination option exercise period; provided that unless terminated by the Company for Cause, you will have at least three (3) months after your termination of service in which to exercise your vested options. “Cause” shall mean your (A) unauthorized use or disclosure of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company, (B) material breach of any agreement with the Company, (C) material failure to comply with the Company's written policies or rules, (D) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (E) gross negligence or willful misconduct, (F) continuing failure to perform assigned duties after receiving written notification of the failure from the Company or its Board of Directors or (G) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation.

3.No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation (including base salary, bonus, incentive compensation or equity), severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

4.Expense Reimbursements. You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

5.Return of Company Property.  By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other

Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).  You agree that you will make a diligent search to locate any such documents, property and information by the close of business on the Separation Date.  If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within fifteen (15) days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the severance benefits provided under this Agreement.

6.Non-Solicitation of Employees.  You agree not to interfere with the Company’s business by soliciting, or causing or encouraging another person to solicit, any employee of the Company to terminate or cease his or her employment with the Company for a period from the Separation Date through twelve (12) months after your Separation Date.

7.Nondisparagement.  You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you will respond accurately and fully to any question, inquiry or request for information when required by legal process.

8.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its affiliates or their respective directors, officers, employees or agents.

9.No Admissions.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

10.Release of Claims.  In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement.  This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance.  Also, excluded from this Agreement are any claims that cannot be waived by law.  You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the Equal Employment Opportunity Commission or the Department of Labor, pursue any claims on your behalf.  You represent that you have no lawsuits, claims or actions pending in your name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

11.ADEA Release.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

12.Section 1542 Waiver.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

13.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

14.Miscellaneous.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles.  Any ambiguity in this Agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.  This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

If this Agreement is acceptable to you, please sign and date below and return the original to me.  You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

By:  /s/ Terry Rosen

Terry Rosen

CEO

I have read, understand and agree fully to the foregoing Agreement:

/s/ William Grossman

Name

1/16/2021

Date